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                                                                       EXHIBIT 5
                      AMENDMENT TO STOCK PURCHASE AGREEMENT

         This Amendment (this "Amendment") is made and entered as of January 31, 2000 by and among Charles F. Connor, Jr. ("Connor"), the other shareholders of Fresh Foods, Inc. listed on Exhibit A hereto (with Connor, the "Selling Shareholders), and James C. Richardson, Jr. ("Buyer").

                                    RECITALS

         A. Connor, as "Seller," and Buyer have entered into a Stock Purchase Agreement dated as of December 22, 1999 (the "Stock Purchase Agreement"), providing for the sale of certain shares of the common stock (the "Stock") of Fresh Foods, Inc. (the "Corporation") to Buyer.

         B. Connor and Buyer have agreed to enter into this Amendment to correct, clarify and modify certain of the terms of the Stock Purchase Agreement and to provide for the joinder therein of the other Selling Shareholders.

         C. The other Selling Shareholders have agreed to enter into this Amendment to provide for their sale to Buyer of their shares of the Stock to Buyer under the terms of the Stock Purchase Agreement, as amended hereby.

         D. Capitalized terms used herein and not otherwise defined herein but defined in the Stock Purchase Agreement shall have the meanings herein that are ascribed to them in the Stock Purchase Agreement.

         NOW, THEREFORE, the parties hereby agree that the Stock Purchase Agreement be and hereby is amended as follows:

1. All references in the Stock Purchase Agreement to "Seller" shall refer collectively to the Selling Shareholders. The numbers of shares of the Stock to be sold by each of the respective Selling Shareholders is set forth by their respective names on Exhibit A hereto. The total number of shares of the Stock to be sold pursuant to the Stock Purchase Agreement shall be 715,163, rather than the 716,063 shares originally stated therein.

2. The purchase price for the Stock to be purchased and sold under the Stock Purchase Agreement shall be $8.528 per share, rather than the $8.25 per share originally stated therein. The aggregate purchase price to be paid in cash at the Closing shall be Two Million Five Hundred Thousand Dollars ($2,500,000.00), including the $100,000.00 held as the Earnest Money Deposit under the Stock Purchase Agreement. Such aggregate purchase price to be paid in cash at the Closing shall be paid for the accounts of the respective Selling Shareholders in the respective amounts set forth on Exhibit A hereto, against receipt of the shares so purchased, but shall be remitted to Connor as agent for all such Selling Shareholders, to be remitted by him to the other Selling Shareholders promptly upon his receipt thereof from Buyer in accordance with the amounts to be paid to them as set forth on Exhibit
         A. Each of the other Selling Shareholders hereby appoints Connor as his, her or its agent to deliver his, her or its shares of the Stock at the Closing and to receive payment of the cash purchase price therefor for his, her, or its account and to promptly remit to him, her or it


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         the amount to which he, she or it is so entitled therefrom. The Selling
         Shareholders agree that such remittance to Connor shall be a full acquittance of Buyer for his obligation to make such payments at the Closing.

3. As provided in the Stock Purchase Agreement and as indicated on Exhibit A hereto, a portion of the purchase price due Connor will be paid by means of a Promissory Note for the balance due Connor, which shall be in the principal amount of $3,598,910.06. It is further agreed that such Promissory Note will be secured by the pledge of 422,011 shares of the Stock. Connor and Buyer have agreed to the form of such Promissory Note and of a Pledge Agreement to effect such pledge, both of which are being executed and delivered as of the date hereof. The Promissory Note and the Pledge Agreement address the matters originally addressed in part in Articles II, IV and V of the Stock Purchase Agreement; consequently, said Articles II, IV and V shall be superseded thereby and are of no further force or effect. The terms set forth in Articles VII and VIII of the Stock Purchase Agreement are also amended to conform to the terms of the Promissory Note and the Pledge Agreement and the terms of this Amendment.

4. It is agreed that, in the case of any shares of the Stock to be sold under the Stock Purchase Agreement as amended hereby which are held by a broker in "street name" for the account of the Seller Shareholder, delivery of such shares may be made at the Closing by instructing the broker to transfer such shares into an account held in the name of Buyer (with the certificates for such shares to be subsequently delivered to Buyer if Buyer so elects), except that any such shares that are to be subject to the Pledge Agreement shall be delivered as provided in the Pledge Agreement. Delivery of shares in such manner shall be subject to appropriate confirmations reasonably satisfactory to Buyer that such delivery is effective to transfer beneficial ownership to Buyer free and clear of all liens, encumbrances, and adverse claims.

5. Article VI of the Stock Purchase Agreement is hereby amended in its entirety to provide as follows:

(a) Each of the Selling Shareholders hereby represents and warrants to Buyer that, at the Closing, Buyer will acquire the shares of the Stock being sold by such Selling Shareholder as set forth on Exhibit A free and clear of all liens, encumbrances and adverse claims, other than (1) in the case of the shares subject thereto, the Pledge Agreement in favor of Connor and (2) restrictions on transfer imposed by applicable securities laws. Each of the Selling Shareholders further represents and warrants to Buyer that he, she or it agrees not to make any further purchases of the Stock for a period of five (5) years after the date hereof (or, in the case of Connor and any person or entity controlled by him, during Connor's lifetime), other than purchases of Stock held as security for the Note in the event it is sold upon a default thereunder.

(b) Buyer hereby represents and warrants to each of the Selling Shareholders that he is purchasing the shares of the Stock for investment purposes and not with a view to or in connection with any public resale thereof, and that he recognizes that Connor may be deemed to be an "affiliate" of the Corporation and that, by reason thereof, some or all of the Stock being purchased by him may be deemed to be "restricted securities" as defined in Rule 144 under the federal Securities Act of 1933, may be subject to a holding period prior to any

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         public resale thereof pursuant to Rule 144, and may be required to be held by him indefinitely, and that he will not dispose of such shares in violation of the registration requirements of applicable federal or state securities laws.

Except as expressly or by necessary implication amended hereby, the Stock Purchase Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BUYER:
                                           /s/ James C. Richardson, Jr.
                                           -------------------------------------
                                           James C. Richardson, Jr.


SELLING SHAREHOLDERS:
                                           /s/ Charles F. Connor, Jr.
                                           -------------------------------------
                                           Charles F. Connor, Jr.


                                           COUNTY-WIDE INSURANCE AGENCY, INC.


                                           By /s/ Charles F. Connor, Jr.
                                           -------------------------------------
                                              Charles F. Connor, Jr., President


                                           /s/ Charles F. Connor, III
                                           -------------------------------------
                                           Charles F. Connor, III


                                           /s/ Jean Connor
                                           -------------------------------------
                                           Jean Connor


                                           /s/ Eric Connor
                                           -------------------------------------
                                           Eric Connor


                                           /s/ Tracy Connor
                                           -------------------------------------
                                           Tracy Connor


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